John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A member firm of The 1940 Act Law Group
11300 Tomahawk Creek Parkway, Suite 310
Leawood, KS 66211
Phone: 913.660.0778 Fax: 913.660.9157
john.lively@1940actlawgroup.com

August 15, 2014

Board of Directors of the
World Funds, Inc.
8730 Stony Point Parkway, Suite 205
Richmond, Virginia 23235

Attention: Board of Directors

     We have served as counsel to World Funds Trust (the “World Funds Trust”) in connection with the Agreement and Plan of Reorganization dated as of April 22, 2014 (the “Agreement”) by and among the European Equity Fund (the “Transferring Fund”), a series of World Funds, Inc. (“WF, Inc.”); the European Equity Fund (the “Acquiring Fund”) a series of World Funds Trust; Commonwealth Capital Management, LLC (the “Adviser”) (for limited purposes); and Commonwealth Shareholder Services, Inc., the administrator of each of WF, Inc. and World Funds Trust (for limited purposes). This opinion is delivered to you pursuant to Section 6.2 of the Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

     In our capacity as World Fund Trust’s counsel, we have examined either originals, copies or facsimile copies, certified, confirmed or otherwise authenticated to our satisfaction, of certain corporate records, agreements and instruments of the Acquiring Fund and World Funds Trust, certificates of officers of the Trust, certificates of public officials, and such other documents and records, including, but not limited to, an executed copy of the Agreement, World Fund Trust’s declaration of trust and by-laws (and any amendments thereto), World Fund Trust’s registration statement relating to the Acquiring Fund on Form N-1A that was most recently filed with the Securities and Exchange Commission (the “SEC”) (and any supplements thereto), and have made such other inquiries of law and fact as we have deemed appropriate as a basis for the opinions herein after expressed. In all cases, we have assumed the authenticity of original documents and the conformity to authentic originals of all copies examined by us.

     As to certain matters of fact material to this opinion, we have, where such facts were not independently known to us, relied exclusively and without independent verification, on the representations and warranties made by World Funds Trust in certificates of officers of World Funds Trust, and upon certificates of public officials. In the course of our representation of the Acquiring Fund, nothing has come to our attention that leads us to believe that any such reliance was unreasonable. Any portion of this opinion letter that is qualified by our knowledge is limited to the actual knowledge of facts and we have made no independent investigation or review for purposes of this opinion letter.

     We have made such examination of law as in our judgment is necessary and appropriate for the purposes of this opinion. In our examination, we have assumed: (i) that the Adviser, the investment adviser to the Acquiring Fund, has the power and authority to enter into and perform under the Agreement as contemplated in Sections 4.3 and 6.6 of the Agreement, (ii) the due authorization, execution and delivery by the Adviser of the Agreement; (iii) there are no oral or written modifications of or amendments to the Agreement; and (iv) that there have been no waivers of any of the provisions of the Agreement, by action or conduct of the parties or otherwise.

     The opinions expressed herein are limited to matters governed by the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations promulgated thereunder (together, the “federal securities laws”, and the laws of the state of Delaware. In particular, we express no opinion with respect to any matter governed by the securities or blue sky laws of the various states of the United States. To the extent that any opinion herein relates to matters governed by any laws other than the federal securities laws and/or the laws of the state of Delaware, we have assumed that such laws are the same as the federal securities laws and/or the laws of the state of Delaware in all relevant respects.

     Based upon and subject to the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

     (a) The Acquiring Fund is an investment series of a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, and to our knowledge, has the trust power to own all of its properties and assets and to carry on its business as presently conducted.

     (b) The Acquiring Fund is a series of a Delaware statutory trust registered as an investment company under the 1940 Act, and, to our knowledge, such registration with the Commission as an investment company under the 1940 Act is in full force and effect.

     (c) This Agreement has been duly authorized, executed, and delivered by World Funds Trust on behalf of the Acquiring Fund, and, assuming due authorization, execution and delivery of this Agreement by the Transferring Fund, is a valid and binding obligation of the Acquiring Fund enforceable against the Acquiring Fund in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, and other laws relating to or affecting creditors’ rights generally and to general equity principles.

     (d) Assuming that a consideration of not less than the net asset value of the Acquiring Fund Shares has been paid, the Acquiring Fund Shares to be issued and delivered to the Transferring Fund on behalf of the Transferring Fund Shareholders as provided by this Agreement are duly authorized and upon such delivery will be legally issued and outstanding and fully paid and non-assessable, and no shareholder of the Acquiring Fund have any statutory preemptive rights in respect thereof.

     (e) The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of World Funds Trust’s Agreement and Declaration of Trust or By-Laws or a material provision of any material agreement, indenture, instrument, contract, lease or other undertaking (in each case known to us) to which the

World Funds Trust is a party or by which it or any of its properties may be bound, or to the knowledge of its counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement, judgment, or decree to which World Funds Trust or the Acquiring Fund is a party or by which it is bound.

     (f) In the ordinary course of our representation of World Funds Trust, and without having made any investigation, and except as otherwise disclosed, to our knowledge, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to World Funds Trust or any of its properties or assets and World Funds Trust is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body, which materially and adversely affects its business, other than as previously disclosed in the Proxy Statement.

     (g) To our knowledge, no consent, approval, authorization or order of any court or governmental authority of the United States or the State of Delaware is required for consummation by World Funds Trust and the Acquiring Fund of the transaction contemplated herein, except as has and as may be obtained under the 1933 Act, the 1934 Act and the 1940 Act, and as may be required under state securities laws.

     We express no opinion with respect to (i) the application of equitable principles; (ii) any proceeding, whether at law or in equity, as to the enforceability of any provision of the Agreement relating to remedies after default; and (iii) availability of any specific or equitable relief of any kind.

     The opinions expressed herein are solely for your benefit in connection with the transaction contemplated by the Agreement and may not be relied on in any manner or for any purpose by any other person, nor may copies be furnished to any other person without our prior written consent, except that you may furnish copies hereof: (i) to your independent auditor and legal counsel; (ii) to any federal or state authority having regulatory jurisdiction over you; (iii) pursuant to an order or legal process of any court or governmental agency; and (iv) in connection with any legal action arising out of the transactions contemplated by the Agreement to which you are a party.

     Very truly yours,

     On behalf of The Law Offices of John H. Lively & Associates, Inc.